EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”) is made as of June 16, 2016 (the “Effective Date”) by and between Soligenix, Inc., a Delaware corporation having a place of business at 29 Emmons Drive, Suite C-10, Princeton, NJ 08540 (the “Corporation”), and Karen Krumeich, an individual (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Corporation desires to employ Employee as Senior Vice President and Chief Financial Officer, and the Employee desires to be employed by the Corporation as Senior Vice President and Chief Financial Officer, all pursuant to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

I.            EMPLOYMENT DUTIES

The Corporation engages and employs Employee, and Employee hereby accepts engagement and employment, as Senior Vice President and Chief Financial Officer reporting to the Chief Executive Officer of the Corporation. The Employee shall perform high quality, full-time service to the Corporation to direct, supervise and have responsibility for the administrative, financial, and risk management operations of the Corporation, including, but not limited to: (i) the development of a financial and operational strategy and metrics tied to that strategy, and the ongoing development and monitoring of control systems designed to preserve company assets and report accurate financial results of the Corporation, (ii) managing the other financial personnel of the Corporation; (iii) evaluating, negotiating, structuring and implementing financial transactions of the Corporation, (iv) overseeing and managing investor/public relations; and (v) such other duties and responsibilities as may be reasonably assigned to her by the Chief Executive Officer or the Board of Directors of the Corporation (the “Board”). Employee acknowledges and understands that her employment may entail significant travel on behalf of the Corporation.

II.           EMPLOYMENT TERM

Employee’s employment hereunder shall be for a period of one (1) year (the “Term”). At the end of the Term, the Term of employment automatically shall renew for successive one (1) year terms (subject to earlier termination as provided in Section 7 hereof), unless the Corporation or the Employee delivers written notice to the other at least three (3) months prior to the expiration hereof of its or her election not to renew the Term of employment.

III.         COMPENSATION

As compensation for the performance of Employee’s duties on behalf of the Corporation, Employee shall be compensated as follows:

A.       The Corporation shall pay Employee an annual base salary (“Base Salary”) of two hundred twenty two thousand dollars ($222,000) per annum, payable in accordance with the usual payroll period of the Corporation.

B.       The Corporation shall pay Employee a targeted annual bonus of thirty percent (30%) of the Base Salary, payable at the end of each calendar year in prorated amount if necessary. Such bonus may be adjusted at the recommendation of the Chief Executive Officer and by the approval of the Board.

C.       Contingent upon Employee’s acceptance of this Agreement, the Corporation will grant to Employee an option (the “Option”) to purchase one hundred thousand (100,000) shares of the Corporation’s common stock. The Option shall vest as to twenty five thousand (25,000) shares immediately and shall vest as to the remainder of the shares on each three (3) month anniversary of the grant date of the Option at a rate of six thousand two hundred fifty (6,250) shares per quarter while Employee continues to be employed by Corporation. The exercise price of such Option shall be equal to the market price of the Corporation’s common stock as of the market close on the business day before the Effective Date of this Agreement. The Option will be granted pursuant to the Corporation’s 2015 Equity Incentive Plan, as amended, and the Corporation’s standard Stock Option Agreement. The Option shall be exercisable to purchase vested shares for a period of ninety (90) days following termination, subject to extension in the discretion of the plan administrator. Upon a Change in Control, all shares underlying the Option shall become fully vested, and be exercisable for a period of three (3) years after the Change in Control (unless the Option would have expired sooner pursuant to its natural term). In the event of death of Employee during the Term, all unvested shares underlying the Option shall immediately vest and remain exercisable for the rest of the Option’s natural term and the Option shall become property of Employee’s estate. For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 50% or more of the total power to vote for the election of directors of the Corporation; (ii) during any twelve month period, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clauses (i), (iii), (iv) or (v) of this sentence) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period of whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof; (iii) the merger or consolidation of the Corporation with another corporation where the stockholders of the Corporation, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); (iv) the sale or other disposition of all or substantially all of the assets of the Corporation; (v) a liquidation or dissolution of the Corporation or (vi) acceptance by stockholders of the Corporation of shares in a share exchange if the stockholders of the Corporation immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from or surviving such share exchange in substantially the same proportion as their ownership of the voting securities outstanding immediately before such share exchange.

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D.       The Corporation shall withhold all applicable federal, state and local taxes; social security; workers’ compensation contributions; and such other amounts as may be required by law or agreed upon by the parties with respect to the compensation payable to the Employee pursuant to Section 3(a) hereof.

E.       The Corporation shall reimburse Employee for all normal, usual and necessary expenses incurred by Employee in furtherance of the business and affairs of the Corporation, including reasonable travel and entertainment, against receipt by the Corporation of appropriate vouchers or other proof of Employee’s expenditures and otherwise in accordance with the policy of the Corporation.

F.       During the Term, Employee shall be entitled to a maximum of four (4) weeks paid vacation per annum. Unused vacation may be carried over to successive years upon approval of the Chief Executive Officer consistent with corporate policy.

G.       The Corporation shall make available to Employee and her dependents such medical, disability, life insurance and such other benefits as the Corporation makes available to its other senior officers and directors.

IV.         REPRESENTATIONS AND WARRANTIES BY EMPLOYEE AND CORPORATION

A.       Employee hereby represents and warrants to the Corporation as follows:

1.       Neither the execution and delivery of this Agreement nor the performance by Employee of her duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a breach or violation (whether immediately, upon the giving of notice or lapse of time or both) of any prior employment agreement, contract, or other instrument to which Employee is a party or by which she is bound.

2.       Employee has the full right, power and legal capacity to enter and deliver this Agreement and to perform her duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Employee enforceable against her in accordance with its terms. No approvals or consents of any persons or entities are required for Employee to execute and deliver this Agreement or perform her duties and other obligations hereunder.

B.       The Corporation hereby represents and warrants to Employee as follows:

1.       The Corporation is duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business in the manner presently contemplated.

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2.       The Corporation has full power and authority to enter into this Agreement and to incur and perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Corporation enforceable against it in accordance with its terms. Except as expressly set forth herein, no approvals or consents of any persons or entities are required for Corporation to execute and deliver this Agreement or perform its duties and other obligations hereunder.

3.       The execution, delivery and performance by the Corporation of this Agreement does not conflict with or result in a breach or violation of or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) the certificate of incorporation or by-laws of the Corporation, or any agreement or instrument to which the Corporation is a party or by which the Corporation or any of its properties may be bound or affected.

V.          NON-COMPETITION

A.       Employee understands and recognizes that her services to the Corporation are special and unique and agrees that, during the term of this Agreement and for a period of two (2) years following the termination of the Employee’s employment with the Corporation (or one (1) year in the event that the Employee is terminated within 1 year of the Effective Date), employee shall not in any manner, directly or indirectly, on behalf of herself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business competitive with the Corporation’s business or research activities, either as an individual for her own account, or as a partner, joint venturer, executive, agent, consultant, salesperson, officer, director of a Person operating or intending to operate in the area of the use of any of the compounds owned or licensed by the Corporation during the time of her employ.

B.       During the Term and for two (2) years following the termination of the Employee’s employment with the Corporation, Employee shall not, directly or indirectly, without the prior written consent of the Corporation:

1.       interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Corporation and any of its licensors, licensees, clients, customers, suppliers, employees, consultants or other related parties, or solicit or induce for hire any of the employees or agents of the Corporation, or any such individual who in the past was employed or retained by the Corporation within six (6) months of the termination of said individual’s employment or retention by the Corporation; or

2.       solicit or accept employment or be retained by any party who, at any time during the Term of this Agreement (or any renewal or extension thereof), was a customer or supplier of the Corporation or any of its subsidiaries or affiliates (collectively the “Affiliates”), or any licensor or licensee thereof where the Employee’s position will be related to the business of the Corporation.

C.       In the event that Employee breaches any provisions of this Section 5 or there is a threatened breach, then, in addition to any other rights which the Corporation may have, the Corporation shall be entitled without the posting of a bond or other security to injunctive relief to enforce the restrictions contained herein.

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VI.         CONFIDENTIAL INFORMATION

A.       Employee agrees that during the course of her employment and at any time after termination, she will not disclose or make accessible to any other person, the Corporation’s or any of its Affiliates’ products, services and technology, both current and under development, promotion and marketing programs, business plans, lists, customer lists, product or licensing opportunities, investor lists, trade secrets and other confidential and proprietary business information of the Corporation or the Affiliates. Employee agrees: (i) not to use any such information for herself or others; and (ii) not to take any such material or reproductions thereof in any form or media from the Corporation’s facilities at any time during her employment by the Corporation, except as required in Employee’s duties to the Corporation. Employee agrees immediately to return all such material and reproductions thereof in her possession to the Corporation upon request and in any event upon termination of employment.

B.       Except with prior written authorization by the Corporation, Employee agrees not to disclose or publish any of the confidential, technical or business information or material of the Corporation, to any suppliers, licensors, licensees, customers, partners or other third parties to whom the Corporation owes an obligation of confidence, at any time during or after her employment with the Corporation.

C.       Employee hereby assigns to the Corporation all right, title and interest she may have or acquire in all inventions (including patent rights) developed by Employee during the term of this Agreement (hereinafter the “Inventions”) and agrees that all Inventions shall be the sole property of the Corporation and its assigns, and the Corporation and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. Employee further agrees to assist the Corporation in every proper way (but at the Corporation’s expense) to obtain and from time to time enforce patents, copyrights or other rights on said Inventions in any and all countries. Employee hereby irrevocably designates counsel to the Corporation as Employee’s agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Corporation’s rights under this Section. This Section shall survive the termination of this Agreement for any reason.

D.       The Employee recognizes that in the course of her duties hereunder, she may receive from Affiliates or others information which may be considered “material, nonpublic information” concerning a public company that is subject to the reporting requirements of the Exchange Act. The Employee agrees not to:

1.       Buy or sell any security, option, bond or warrant while in possession of relevant material, nonpublic information received from Affiliates or others in connection herewith;

2.       Provide Affiliates with information with respect to any public company that may be considered material, nonpublic information; or

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3.       Provide any person with material, nonpublic information, received from Affiliates, including any relative, associate, or other individual who intends to, or may otherwise directly or indirectly benefit from, such information.

VII.        TERMINATION

A.       The Employee’s employment hereunder shall begin on the Effective Date and shall continue for the period set forth in Section 2 hereof unless renewed by mutual agreement or sooner terminated upon the first to occur of the following events:

1.       The death of the Employee;

2.       One year following the merger or consolidation in which either more than fifty percent of the voting power of the Corporation is transferred or the Corporation is not the surviving entity, or sale or other disposition of all or substantially all the assets of the Corporation;

3.       Termination by the Board for Just Cause. Any of the following actions by the Employee shall constitute “Just Cause”:

a.       Material breach by the Employee of Section 1, Section 5, Section 6 or Section 8 of this Agreement;

b.       Material breach by the Employee of any provision of this Agreement other than Section 5, Section 6 or Section 8 which is not cured by the Employee within thirty (30) days of notice thereof from the Corporation;

c.       Any action by the Employee to intentionally harm the Corporation or any action of gross negligence by the Employee; or

d.       The conviction of the Employee of a felony.

4.       Termination by the Employee for Just Cause. Any of the following actions or omissions by the Corporation shall constitute just cause, subject to the notice and cure requirements below, provided that the Employee terminates employment with the Corporation within one year following the initial existence of one or more of the following conditions, without the consent of the Employee:

a.       Material diminution of Base Salary;

b.       Material diminution of the Employee’s authority, duties or responsibilities; or

c.       Material breach by the Corporation of any provision of this Agreement which is not cured by the Corporation within thirty (30) days of notice thereof from the Employee.

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The Employee must provide notice to the Corporation of the existence of the “just cause” condition not later than 90 days of its initial existence and the Corporation shall have 30 days from the date of the Employee notice to cure the condition giving rise to such notice.

B.       Upon termination by the Corporation pursuant to either subparagraph (i) or (iii) of paragraph (a) above or by Employee other than pursuant to subparagraph (iv) of paragraph (a) above, the Employee (or her estate in the event of termination pursuant to subparagraph (i)) shall be entitled to receive the Base Salary plus bonus accrued but unpaid as of the date of termination including any vacation time accrued but not taken.

C.       Upon termination by the Corporation without Just Cause or pursuant to subparagraphs (i), (ii) or (iv) of paragraph (a) above, then the term of the Agreement as set forth in Section 2 hereof shall be deemed to have been terminated as of such date and the Corporation shall pay to the Employee (or her estate in the event of termination pursuant to subparagraph (i)), (A) Base Salary plus bonus accrued but unpaid as of the date of termination, including any vacation time accrued but not taken, (B) severance equal to her annual rate of Base Salary in effect as of the date of termination payable at said rate in accordance with the Corporation’s payroll practices for a three month period (subject to set-off) (“Severance Pay”). Notwithstanding anything herein to the contrary, the Employee shall not be entitled to the Severance Pay unless she executes and delivers to the Corporation a general release of claims in such form as determined by the Corporation (the “Release”) and such Release becomes effective and irrevocable within sixty (60) days following the date of termination or resignation. Any Severance Pay required under this Section 7(c) shall commence on the first payroll date coincident or immediately following the sixtieth (60th) day following the Employee’s date of termination. Notwithstanding anything herein to the contrary, each payment of Severance Pay shall be deemed to be a separate payment within the meaning of Section 409A of the Code and the regulations thereunder. Health benefits will also be maintained for Employee (or her dependents in the event of termination pursuant to subparagraph (i)) by the Corporation during severance period. No unvested options shall vest beyond the termination date, except where previously noted in Section 3(b) or at the discretion of the Stock Option Plan Administrator. For purposes of payments under this Agreement that are subject to (and not exempt from) Section 409A of the Code that are payable upon the Employee’s “termination of employment,” such term shall instead mean “separation from service” within the meaning of Section 409A and the Treasury Regulations promulgated thereunder.

D.       Notwithstanding anything to the contrary in this Agreement, if the Employee is determined by the Corporation to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the Employee’s separation from service with the Corporation and if any payment or benefit to which the Employee become entitled to under this Agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, no such payment or benefit payable or provided to the Employee prior to the earlier of (i) the expiration of the six (6) month period following the date of the Employee’s “separation from service” (as such term is defined by Code Section 409A and the regulations promulgated thereunder), or (ii) the date of the Employee’s death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The payments and benefits to which the Employee would otherwise be entitled during the first six (6) months following separation from service shall be accumulated and paid or provided, as applicable, in a lump sum, on the date that is six (6) months and one day following the Employee’s separation from service (or if such date does not fall on a business day of the Corporation, the next following business day) and any remaining payments or benefits will be paid in accordance with the normal payment dates specified for them herein.

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VIII.       NON-DISPARAGEMENT

The Employee agrees that during the Term, or any renewal or extension thereof, or at any time thereafter, the Employee will not make any statements, comments or communications in any form, oral, written or electronic to any persons, including but not limited to any “Media” (as defined below) or any customer, client, investor or supplier of the Corporation or any of its Affiliates, which would constitute libel, slander or disparagement of the Corporation or any of its Affiliates, including, without limitation, any such statements, comments or communications that criticize, ridicule or are derogatory to the Corporation or any of its Affiliates; provided, however, that the terms of this Section 8 shall not apply to communications between the Employee and, as applicable, the Employee’s attorneys or other persons with whom communications would be subject to a claim of privilege existing under common law, statute or rule of procedure. The Employee further agrees that the Employee will not in any way solicit any such statements, comments or communications from others. For the purposes of this Agreement, the term “Media” includes, without limitation, any news organization, station, publication, show, website, web log (blog), bulletin board, chat room and/or program (past, present and/or future), whether published through the means of print, radio, television and/or the Internet or otherwise, and any member, representative, agent and/or employee of the same.

IX.         NOTICES

Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given: when delivered personally against receipt therefor; one (1) day after being sent by Federal Express or similar overnight delivery; or three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth above, or to such other address as such party shall give by notice hereunder to the other party.

X.          SEVERABILITY OF PROVISIONS

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

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XI.         ENTIRE AGREEMENT MODIFICATION

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

XII.        BINDING EFFECT

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Corporation, its successors and assigns, and upon Employee and her legal representatives. This Agreement constitutes a personal service agreement, and the performance of Employee’s obligations hereunder may not be transferred or assigned by Employee.

XIII.       NON-WAIVER

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

XIV.       GOVERNING LAW

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey without regard to principles of conflict of laws.

XV.       CONSENT TO JURISDICTION

The parties hereto agree that any action or proceeding, however characterized, relating to or arising in connection with this Agreement shall be maintained in the courts of the state of New Jersey and the parties hereby irrevocably submit to the exclusive jurisdiction of any such court for the purposes of any action or proceeding and irrevocably agree to be bound by any judgment rendered by any such court with respect to any such action or proceeding. The parties hereby waive any objection they may now or hereafter have to the venue of any such action or proceeding in any such court and any claim that sets action or proceeding has been brought in an inconvenient forum.

XVI.      HEADINGS

The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year above written.

SOLIGENIX, INC.

By:	/s/ Christopher J. Schaber
Christopher J. Schaber, Ph.D.
Chief Executive Officer

EMPLOYEE:

By:	/s/ Karen Krumeich
Karen Krumeich

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